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                                                               EXHIBIT (a)(1)(D)

                           OFFER TO PURCHASE FOR CASH

                     Up to 1,800,000 Shares of Common Stock

                                       of

                          Hooker Furniture Corporation
                                       at

                                $12.50 Per Share

                                       by

                          Hooker Furniture Corporation
                      Employee Stock Ownership Plan Trust

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK TIME, ON FRIDAY, SEPTEMBER 8, 2000, UNLESS THE OFFER IS EXTENDED.


To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

   The Hooker Furniture Corporation Employee Stock Ownership Plan Trust (the "ESOP Trust") is offering to purchase for cash up to 1,800,000 shares of the common stock, no par value per share, of Hooker Furniture Corporation, a Virginia corporation ("Hooker" or "the Company"), at a purchase price of $12.50, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the ESOP Trust's offer to purchase, dated August 9, 2000, and in the related letter of transmittal, which together constitute the "offer."

   Upon the terms and subject to the conditions of the offer, if, at the expiration of the offer, more than 1,800,000 shares are validly tendered and not withdrawn, the ESOP Trust will buy shares on a pro rata basis, from all shareholders who properly tender their shares and do not withdraw them prior to the expiration of the offer. See Sections 1, 3, 4 and 5 of the offer to purchase. All shares not purchased pursuant to the offer including shares not purchased because of proration will be returned to the tendering shareholders at the ESOP Trust's expense as promptly as practicable following the expiration date.

   The offer is conditioned on a minimum percentage of shares being owned by the ESOP Trust following the purchase of those shares tendered pursuant to the offer. See Section 6 of the offer to purchase for a discussion of this and certain other conditions.

   No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of shares pursuant to the offer other than the fee paid to the information agent as described in the offer. Hooker will, upon request, reimburse brokers and banks for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to their customers.

   Hooker will pay all stock transfer taxes applicable to its purchase of shares pursuant to the offer, subject to instruction 6 of the letter of transmittal.

   No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the ESOP Trust, other than Corporate Investor Communications, Inc., as information agent, and First Union National Bank, as depositary, for purposes of the offer.

   For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1. Offer to purchase, dated August 9, 2000;

  2. Letter to clients which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining the clients' instructions with regard to the offer;

  3. Letter, dated August 9, 2000, from J. Clyde Hooker, Jr., Chairman and Chief Executive Officer of Hooker, to shareholders of Hooker;
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  4. Letter of transmittal for your use and for the information of your clients, together with accompanying instructions and Substitute Form W-
     9;

  5. Notice of guaranteed delivery to be used to accept the tender offer if the share certificates and all other required documents cannot be delivered to the depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date;

  6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  7. A return envelope addressed to the depositary.

   We urge you to contact your clients as promptly as possible. The offer, proration period and withdrawal rights will expire at 5:00 p.m., New York time, on Friday September 8, 2000, unless the offer is extended.

   In order to take advantage of the tender offer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees and any other required documents, should be sent to the depositary with either a certificate or certificates representing the tendered shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the offer to purchase and letter of transmittal.

   Holders of shares whose certificate(s) for such shares are not immediately available, holders who cannot deliver such certificate(s) and all other required documents to the depositary or holders who cannot complete the procedures for book-entry transfer before the expiration date must tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the offer to purchase.

   Any inquiries you may have with respect to the offer should be addressed to the information agent or the depositary at their respective addresses and telephone numbers set forth on the back cover page of the offer to purchase.

   Additional copies of the enclosed material may be obtained from the information agent, telephone: (888) 512-3273. Banks and brokerage firms please call: (201) 896-1900.

                                      Very truly yours,

                                      Hooker Furniture Corporation
                                      Employee Stock Ownership Plan Trust

                                      By: U.S. Trust Company, N.A., as Trustee

                                        /s/ Norman P. Goldberg
                                      By_______________________________________
                                        Name: Norman P. Goldberg
                                        Title: Managing Director
Enclosures


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE HOOKER FURNITURE CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN TRUST, HOOKER FURNITURE CORPORATION, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.